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                                                                   Exhibit 10.17

                                    CCBN.COM
                         200 Portland Street--5th Floor
                                Boston, MA 02114

March 6, 2000


Mr. Lawrence P. Begley
5 Cardinal Lane
Walpole, MA 02081


Dear Larry,

Please accept this letter as a formal offer to join CCBN as Executive Vice President and Chief Financial Officer In addition to your role as CFO, I would expect you to become an active member of our to-be-formed Executive Committee as well as take on all of the responsibilities associated with the investor relations function.

As we discussed, your primary focus as CFO will be on all of the financial aspects of CCBN. Your financial responsibilities will include, but not be limited to: payables, receivables, budgeting, capital expenditures, leases, SEC reporting, preparation of monthly, quarterly, and annual financial statements, preparation of our Annual Report and interfacing with Wall Street as well as with our auditors. In addition, I would expect you to be actively involved in helping senior managers at CCBN develop business and product strategies as well as strategic third party relationships. As CFO, you will report directly to me.

CASH COMPENSATION

Your starting date will be March 6, 2000, and your starting salary will be set at $200,000 per year with a bonus range of 0-50% of your base salary. Your bonus will be based on a combination of objective and subjective measures, which we will need to work out within a few weeks of your joining us. In addition, you will receive normal health and other benefits currently in place for CCBN executives.

STOCK OPTIONS

In addition to the above cash compensation, a major part of your decision to join CCBN was based on receiving a meaningful number of stock options. Subject to Board approval, I am prepared to recommend to the Board an option package that would provide you options to purchase 600,000 shares of CCBN. Based on our current capitalization, this would represent approximately 3.25% of the company and would make you our fifth largest shareholder on a fully diluted basis.
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Mr. Lawrence P. Begley
Page 2


I will recommend to the Board that 300,000 of these options be priced at $5.37. In addition, if the Company completes an initial public offering before December 31, 2000, you will be granted an option for an additional 300,000 options priced at the IPO price. If the Company does not complete a public offering by December 31, 2000, you will be granted, on December 31, 2000, an option for 300,000 shares at $5.37 per share.

These options will vest as follows: 180,000 (30%) on March 6, 2001, 52,500 on June 6, 2001, 52,500 on September 6, 2001, 52,500 on December 6, 2001, 52,500 on
March 6, 2002, 52,500 on June 6, 2002, 52,500 on September 6, 2002, 52,500 on
December 6, 2002, and 52,500 on March 6, 2003.

In addition, we have agreed that all of your options will receive accelerated vesting as described below:

      o     100% of all options will vest upon a change of control
      o If the Company completes an initial public offering and the market price of its stock increases by 50% or more above the offering price and stays at that level or above for 45 consecutive days, the date upon which all options not then exercisable shall become exercisable shall be accelerated by 1 year.
      o If you die or become disabled, the date upon which all options not then exercisable shall become exercisable shall be accelerated by 1 year.

Your option package as well as your cash compensation will be subject to annual review with appropriate adjustments for additional responsibilities, as well as attainment of both your individual and our corporate goals.

STOCK PURCHASE

Upon joining CCBN, you have also expressed an interest in purchasing some additional shares of the company. Subject to Board approval, you may purchase 374,067 shares of stock at $5.37. Of this total of 374,067, 149,067 shares may be purchased by you without restrictions. The remaining 225,000 of these shares will be subject to a reverse vesting provision, allowing the company to repurchase at $5.37 per share a portion these shares if you terminate within 3 years from March 6, 2000. The amount that the company can repurchase will be determined consistent with the vesting schedule of your stock options described above -- i.e., if your employment is terminated prior to March 6, 2001, the company may repurchase all 225,000 shares at $5.37; if you terminate during the period March 7, 2001 to June 6, 2001, the company may repurchase 205,312.5 shares at $5.37, etc.

This purchase would be financed as follows: you will pay the company $1,408,746.90 and the Company will loan you the balance of $599,992.90, for which you will sign a promissory note. The terms of this note will be as follows: principal will be due in 12 equal quarterly installments beginning on March 6, 2001 with interest at 1% below prime. This note will be secured by the shares of stock.
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Mr. Lawrence P. Begley
Page 3


Larry, I think that this covers everything that we discussed. Both Rob Adler and I are very excited about having you join CCBN, and believe that you can be a major contributor to helping us grow CCBN into becoming very valuable enterprise. I believe that the economic package that I have detailed above both reflects the importance of having you as a member of our senior management team, and also provides you with a very meaningful economic opportunity.

Lastly, some legal formalities. Upon joining CCBN, you will need to sign our standard nondisclosure, non-compete agreement. The Immigration Reform and Control Act requires us to send you the Form-9m, which we will do under separate cover.

Please feel free to call me if you think that I have left anything out or if you would like to discuss any aspects of this proposal in more detail. I look forward to hearing from you at your earliest convenience.


Sincerely,

/s/ Jeffrey P. Parker
______________________________
Jeffrey P. Parker
Chairman & CEO


Accepted by:

/s/ Jeffrey P. Parker                           /s/ Lawrence P. Begley
______________________________                  ______________________________
Jeffrey P. Parker                               Lawrence P. Begley
CCBN.COM Chairman & CEO